Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: May 3, 2017

Boise Cascade Company Reports 2017 First Quarter Net Income of
$10.0 Million on Sales of $974.4 Million

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $10.0 million, or $0.26 per share, on sales of $974.4 million for the first quarter ended March 31, 2017.

First Quarter 2017 Highlights

	1Q 2017	1Q 2016	% change

	(thousands, except per-share data and percentages)

Consolidated Results
Sales	$974,443	$880,695	11%
Net income	10,020	4,950	102%
Net income per common share - diluted	0.26	0.13	100%
Adjusted EBITDA[1]	40,466	28,841	40%

Segment Results
Wood Products sales	$325,657	$303,457	7%
Wood Products income	7,388	5,885	26%
Wood Products EBITDA[1]	22,539	17,519	29%

Building Materials Distribution sales	815,683	717,254	14%
Building Materials Distribution income	19,965	13,373	49%
Building Materials Distribution EBITDA[1]	23,691	16,608	43%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

“We reported another quarter with strong engineered wood products sales growth from the combined capabilities of our manufacturing and distribution businesses. We continue to believe that our expanded manufacturing footprint allows us to support the growth of our customers in both businesses and provides a unique value proposition in the marketplace," commented Tom Corrick, CEO. "We remain focused on growing our internal veneer production and using an increasing percentage of our veneer for high-value EWP production. Beyond EWP, the overall demand and commodity price environment provided some tailwinds in the first quarter, and I am pleased with the financial results.”

In first quarter 2017, total U.S. housing starts increased by approximately 8% compared to the same period last year. Single-family starts, which are the primary driver of our sales, increased approximately 6% and multi-family starts increased approximately 13% in first quarter 2017.

Wood Products

Wood Products sales, including sales to Building Materials Distribution (BMD), increased $22.2 million, or 7%, to $325.7 million for the three months ended March 31, 2017, from $303.5 million for the three months ended March 31, 2016. The increase in sales was driven primarily by increases in sales volumes of laminated veneer lumber (LVL) and I-joists (collectively EWP). These EWP volume increases were due primarily to increased penetration with existing customers, as well as improved single-family housing starts. In addition, sales price increases in plywood and lumber contributed to the increase in sales. These increases were offset by decreases in plywood and lumber sales volumes. With strong demand for EWP, we have shifted a higher proportion of our internally produced veneer into EWP production, resulting in the decline in plywood production and sales volumes. Sales prices for LVL and I-joists were slightly lower compared with the same period in the prior year.

Wood Products segment income increased $1.5 million to $7.4 million for the three months ended March 31, 2017, from $5.9 million for the three months ended March 31, 2016. The increase in segment income was due primarily to higher plywood and lumber sales prices, as well as improved sales volumes of EWP. In addition, the three months ended March 31, 2016 included $3.5 million of acquisition-related expenses. These improvements were offset partially by higher OSB costs used in the manufacture of I-joists, as well as higher per-unit conversion costs resulting from lower plywood and lumber sales volumes. In addition, depreciation and amortization expense increased $3.5 million due primarily to the acquisition, and other capital expenditures.

Comparative average net selling prices and sales volume changes for EWP, plywood, and lumber are as follows:

	1Q 2017 vs. 1Q 2016	1Q 2017 vs. 4Q 2016

Average Net Selling Prices
LVL	(1)%	3%
I-joists	(2)%	4%
Plywood	8%	5%
Lumber	12%	1%
Sales Volumes
LVL	27%	23%
I-joists	22%	24%
Plywood	(11)%	(8)%
Lumber	(12)%	(4)%

Building Materials Distribution

BMD sales increased $98.4 million, or 14%, to $815.7 million for the three months ended March 31, 2017, from $717.3 million for the three months ended March 31, 2016. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales volume and sales price increases of 9% and 5%, respectively. By product line, commodity sales increased 12%, general line product sales increased 12%, and sales of EWP (substantially all of which are sourced through our Wood Products segment) increased 22%.

BMD segment income increased $6.6 million to $20.0 million for the three months ended March 31, 2017, from $13.4 million for the three months ended March 31, 2016. The improvement in income was driven primarily by a gross margin increase of $12.9 million generated from a sales increase of 14% and a 20 basis point improvement in gross margin percentage, offset partially by increased selling and distribution expenses of $5.3 million.

Balance Sheet

Boise Cascade ended the first quarter with $43.6 million of cash and cash equivalents and $394.0 million of undrawn committed bank line availability, for total available liquidity of $437.5 million. The Company had $437.9 million of outstanding debt at March 31, 2017.

Outlook

As in recent years, we expect to continue to experience modest demand growth for the products we manufacture and distribute in 2017, with seasonally stronger sales volumes in the second and third quarters. As of April 2017, the Blue Chip consensus forecast for 2017 reflects 1.28 million total U.S. housing starts, a 9% expected increase from 2016 levels. We expect to manage our production levels to our sales demand, which will likely result in operating some of our facilities below their capacity as we did in 2016, and also expect plywood sales volumes to be below prior year levels as we shift more veneer away from plywood in support of our EWP growth. Future commodity product pricing could be volatile in response to industry operating rates, net import and export activity, the North American softwood lumber trade dispute, inventory levels in our distribution channels, and seasonal demand patterns.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Wednesday, May 3, at 11 a.m. Eastern, to review the Company's first quarter results.

You can join the webcast through the Company's website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 844-795-4410 (international callers should dial 661-378-9637), participant passcode 7736417, at least 10 minutes before the start of the call.

The archived webcast will be available in the Investor Relations section of the Company's website. A replay of the conference call will be available from Wednesday, May 3, at 2 p.m. Eastern through Wednesday, May 10, at 2 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers, and the passcode will be 7736417.

Basis of Presentation

As of January 1, 2017, we operate our business using two reportable segments: Wood Products and Building Materials Distribution. Prior to January 1, 2017, we operated our business using three reportable segments: Wood Products, Building Materials Distribution, and Corporate and Other. This change is based on Corporate and Other no longer earning revenue as of January 1, 2017 and thus no longer meeting the definition of a reportable segment. Corporate and Other results are now presented as reconciling items to arrive at total net sales and operating income. Corresponding information for the three months ended March 31, 2016 has been revised to conform with current presentation.

We refer to the terms EBITDA and Adjusted EBITDA in this earnings release as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt.

We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income or segment income (loss) have limitations as analytical tools, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, restart and integration of the Roxboro EWP mill, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(unaudited, in thousands, except per-share data)

	Three Months Ended
	March 31		December 31, 2016
	2017	2016

Sales	$974,443	$880,695	$919,533

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	846,767	769,544	812,073
Depreciation and amortization	19,344	15,238	19,598
Selling and distribution expenses	73,701	68,041	75,875
General and administrative expenses	13,572	16,052	14,554
Other (income) expense, net	(35)	(1,585)	434
	953,349	867,290	922,534

Income (loss) from operations	21,094	13,405	(3,001)

Foreign currency exchange gain (loss)	28	198	(67)
Interest expense	(6,364)	(5,802)	(7,328)
Interest income	33	149	154
Change in fair value of interest rate swaps	295	(69)	4,975
Loss on extinguishment of debt	—	—	(4,779)
	(6,008)	(5,524)	(7,045)

Income (loss) before income taxes	15,086	7,881	(10,046)
Income tax (provision) benefit	(5,066)	(2,931)	14,141
Net income	$10,020	$4,950	$4,095

Weighted average common shares outstanding:
Basic	38,500	38,853	38,565
Diluted	38,901	38,880	38,942

Net income per common share:
Basic	$0.26	$0.13	$0.11
Diluted	$0.26	$0.13	$0.11

Wood Products Segment
Statements of Operations
(unaudited, in thousands, except percentages)

	Three Months Ended
	March 31		December 31, 2016
	2017	2016

Segment sales	$325,657	$303,457	$289,672

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	292,460	273,942	270,730
Depreciation and amortization	15,151	11,634	15,493
Selling and distribution expenses	7,736	7,375	7,968
General and administrative expenses	2,870	6,098	2,902
Other (income) expense, net	52	(1,477)	408
	318,269	297,572	297,501

Segment income (loss)	$7,388	$5,885	$(7,829)

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	89.8%	90.3%	93.5%
Depreciation and amortization	4.7%	3.8%	5.3%
Selling and distribution expenses	2.4%	2.4%	2.8%
General and administrative expenses	0.9%	2.0%	1.0%
Other (income) expense, net	—%	(0.5%)	0.1%
	97.7%	98.1%	102.7%

Segment income (loss)	2.3%	1.9%	(2.7)%

Building Materials Distribution Segment
Statements of Operations
(unaudited, in thousands, except percentages)

	Three Months Ended
	March 31		December 31
	2017	2016	2016

Segment sales	$815,683	$717,254	$770,885

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	721,299	635,778	680,670
Depreciation and amortization	3,726	3,235	3,659
Selling and distribution expenses	65,848	60,502	66,089
General and administrative expenses	4,994	4,503	4,999
Other (income) expense, net	(149)	(137)	14
	795,718	703,881	755,431

Segment income	$19,965	$13,373	$15,454

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.4%	88.6%	88.3%
Depreciation and amortization	0.5%	0.5%	0.5%
Selling and distribution expenses	8.1%	8.4%	8.6%
General and administrative expenses	0.6%	0.6%	0.6%
Other (income) expense, net	—%	—%	—%
	97.6%	98.1%	98.0%

Segment income	2.4%	1.9%	2.0%

Segment Information
(unaudited, in thousands)

	Three Months Ended
	March 31		December 31, 2016
	2017	2016
Segment sales
Wood Products	$325,657	$303,457	$289,672
Building Materials Distribution	815,683	717,254	770,885
Intersegment eliminations and other	(166,897)	(140,016)	(141,024)
Total net sales	$974,443	$880,695	$919,533

Segment income (loss)
Wood Products	$7,388	$5,885	$(7,829)
Building Materials Distribution	19,965	13,373	15,454
Total segment income	27,353	19,258	7,625
Unallocated corporate and other	(6,259)	(5,853)	(10,626)
Income (loss) from operations	$21,094	$13,405	$(3,001)

Segment EBITDA (a)
Wood Products	$22,539	$17,519	$7,664
Building Materials Distribution	23,691	16,608	19,113

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2017	December 31, 2016

ASSETS

Current
Cash and cash equivalents	$43,569	$103,978
Receivables
Trade, less allowances of $1,435 and $1,459	292,541	199,191
Related parties	434	506
Other	11,936	10,952
Inventories	482,366	433,451
Prepaid expenses and other	8,908	12,381
Total current assets	839,754	760,459

Property and equipment, net	561,348	568,702
Timber deposits	17,739	14,901
Goodwill	55,433	55,433
Intangible assets, net	15,373	15,547
Deferred income taxes	8,739	8,840
Other assets	14,982	15,315
Total assets	$1,513,368	$1,439,197

Boise Cascade Company
Consolidated Balance Sheets (continued)
(unaudited, in thousands, except per-share data)

	March 31, 2017	December 31, 2016

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$284,945	$194,010
Related parties	1,515	1,903
Accrued liabilities
Compensation and benefits	45,552	67,752
Interest payable	1,907	6,860
Other	40,971	42,339
Total current liabilities	374,890	312,864

Debt
Long-term debt	437,901	437,629

Other
Compensation and benefits	83,986	83,164
Deferred income taxes	7,606	6,339
Other long-term liabilities	19,535	19,197
	111,127	108,700

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 43,703 and 43,520 shares issued, respectively	437	435
Treasury Stock, 5,167 shares at cost	(133,979)	(133,979)
Additional paid-in capital	514,695	515,410
Accumulated other comprehensive loss	(82,769)	(83,012)
Retained earnings	291,066	281,150
Total stockholders' equity	589,450	580,004
Total liabilities and stockholders' equity	$1,513,368	$1,439,197

Boise Cascade Company
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended
	March 31
	2017	2016
Cash provided by (used for) operations
Net income	$10,020	$4,950
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	19,825	15,665
Stock-based compensation	2,002	1,693
Pension expense	332	739
Deferred income taxes	1,282	1,449
Change in fair value of interest rate swaps	(295)	69
Other	(16)	(114)
Decrease (increase) in working capital, net of acquisitions
Receivables	(90,512)	(78,308)
Inventories	(48,915)	(38,366)
Prepaid expenses and other	(1,876)	(2,258)
Accounts payable and accrued liabilities	65,943	85,782
Pension contributions	(630)	(2,340)
Income taxes payable	3,358	10,732
Other	(1,604)	1,488
Net cash provided by (used for) operations	(41,086)	1,181

Cash provided by (used for) investment
Expenditures for property and equipment	(17,002)	(15,461)
Acquisitions of businesses and facilities	—	(215,603)
Proceeds from sales of assets and other	652	144
Net cash used for investment	(16,350)	(230,920)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	149,600	130,000
Payments on long-term debt, including revolving credit facility	(149,600)	—
Treasury stock purchased	—	(2,632)
Financing costs	(25)	(493)
Tax withholding payments on stock-based awards	(2,884)	(383)
Other	(64)	(62)
Net cash provided by (used for) financing	(2,973)	126,430

Net decrease in cash and cash equivalents	(60,409)	(103,309)

Balance at beginning of the period	103,978	184,496

Balance at end of the period	$43,569	$81,187

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2016 Form 10-K and the Company’s other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2017 and 2016, and December 31, 2016:

	Three Months Ended
	March 31		December 31, 2016
	2017	2016

	(unaudited, in thousands)

Net income	$10,020	$4,950	$4,095
Interest expense	6,364	5,802	7,328
Interest income	(33)	(149)	(154)
Income tax provision (benefit)	5,066	2,931	(14,141)
Depreciation and amortization	19,344	15,238	19,598
EBITDA	40,761	28,772	16,726
Change in fair value of interest rate swaps	(295)	69	(4,975)
Loss on extinguishment of debt	—	—	4,779
Adjusted EBITDA	$40,466	$28,841	$16,530

The following table reconciles segment income (loss) and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended March 31, 2017 and 2016, and December 31, 2016:

	Three Months Ended
	March 31		December 31, 2016
	2017	2016

	(unaudited, in thousands)
Wood Products
Segment income (loss)	$7,388	$5,885	$(7,829)
Depreciation and amortization	15,151	11,634	15,493
EBITDA	$22,539	$17,519	$7,664

Building Materials Distribution
Segment income	$19,965	$13,373	$15,454
Depreciation and amortization	3,726	3,235	3,659
EBITDA	$23,691	$16,608	$19,113

Corporate and Other
Unallocated corporate expenses	$(6,259)	$(5,853)	$(10,626)
Foreign currency exchange gain (loss)	28	198	(67)
Change in fair value of interest rate swaps	295	(69)	4,975
Loss on extinguishment of debt	—	—	(4,779)
Depreciation and amortization	467	369	446
EBITDA	(5,469)	(5,355)	(10,051)
Change in fair value of interest rate swaps	(295)	69	(4,975)
Loss on extinguishment of debt	—	—	4,779
Corporate and other adjusted EBITDA	$(5,764)	$(5,286)	$(10,247)

Total company adjusted EBITDA	$40,466	$28,841	$16,530